Exhibit 99.1

      MOD-PAC CORP. Reports Third Quarter 2007 Financial Results

    -- Sales increased 14% to $13.1 million on $1.1 million increase in folding carton sales

    --  Commercial print sales double to $0.9 million

    -- Severance-related charge of $300 thousand impacts operating income; expected $800 thousand in annual cost reduction starting in fourth quarter

    -- Third quarter net loss of $1.1 million compared with $0.7 million in previous year

    Business Editors

    BUFFALO, N.Y.--(BUSINESS WIRE)--Nov. 5, 2007--MOD-PAC CORP. (NASDAQ: MPAC), an on demand commercial printer and manufacturer of custom paper board packaging, today reported revenue of $13.1 million for the third quarter of 2007, which ended September 29, 2007. This compares with revenue of $11.5 million for the third quarter of 2006. For this year's third quarter, a net loss of $1.1 million, or $0.31 per diluted share, compares with a net loss of $0.7 million, or $0.21 per diluted share, in the same period last year. Third quarter 2007 results included $300 thousand in charges related to cost reduction efforts that should result in annual savings of approximately $800 thousand beginning in the fourth quarter of this year.

    Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, "Custom folding cartons had a strong quarter driven by higher sales to several of our top customers. Year-to-date, this product line has recovered from its weak first half and is on par with last year." He continued, "During the quarter, commercial print sales increased to $0.9 million due to the addition of direct mail services which contributed slightly more than 50% of commercial print sales in the quarter. We have integrated the print services sales teams and also have integrated the direct mail services assets that we acquired into our operations."

    Additional Third Quarter Sales Highlights

    -- Folding carton sales, which include custom folding cartons and stock boxes, were $10.9 million, up $1.2 million or 12.2%. Custom folding cartons had sales of $8.3 million, up slightly more than $1.0 million compared with $7.3 million in the third quarter of last year, while stock box sales were $2.5 million in this year's third quarter compared with $2.4 million in 2006.

    -- Third quarter print services sales were $2.0 million, a $0.4 million, or 26.6%, increase from the prior year period as commercial print sales grew from $0.4 million to $0.9 million, offsetting a slight decline in personalized print, which had sales of $1.2 million. The growth in commercial print was directly attributed to direct mail solutions.

    -- Web-based sales through third-party internet stores grew 16.7% to $0.48 million as volume from new customers expanded. MOD-PAC serves several internet stores with personalized print products. Sales were down from $0.55 million in the second quarter of this year due to seasonality.

    Third Quarter Operating Results

    -- Gross margin for the third quarter of 2007 was 8.1% compared with 11.2% for the third quarter of 2006, due to weaker product sales mix, higher board costs and higher energy costs combined with increased repairs and maintenance expenses. Sequentially, gross margin improved from 3.9% in the 2007 second quarter on higher volume.

    -- Selling, general and administrative (SG&A) expenses were $2.5 million, or 19.4% of revenue, in the third quarter of 2007 compared with $2.3 million, or 20.2% of revenue, in the same period last year. Included in SG&A was approximately $300 thousand in charges associated with the realignment of personnel and associated severance related costs. The Company expects that it should realize approximately $800 thousand in annual cost savings as a result of the changes.

    -- Adjusted Earnings Before Interest Taxes, Depreciation, Amortization and non-cash option expenses (Adjusted EBITDA), a non-GAAP measure, was $(0.29) million compared with $0.23 million in the 2006 third quarter and $(0.56) million in the 2007 second quarter. Adjusted EBITDA without the severance-related charge was slightly positive for the third quarter of 2007. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (see reconciliation of net loss to Adjusted EBITDA in the attached table.)

    Nine-Month Review

    For the first nine months of 2007, revenue was $35.2 million compared with $34.0 million in the first nine months of 2006. Folding carton sales for the year-to-date period in 2007 were $29.0 million, up from $28.8 million during the same period in 2006. Both higher sales in custom folding cartons and stock boxes contributed to the improvement.

    Print services sales were $5.8 million during the year to date period in 2007, an increase of $1.1 million compared with the same period last year. Growth has been driven by direct mail solutions and increased sales through distributor channels. Web-based sales reached $1.5 million for the first nine months of 2007, a 14.8% increase from $1.3 million during the same period of 2006.

    Gross margin for the first nine months of 2007 was 8.3% compared with 8.5% in the same period last year. Improvements in yield on higher volume were offset by higher paperboard costs and increases in repairs and energy costs.

    SG&A expenses were $7.4 million in the first nine months of 2007 compared with $7.2 million in the same period in 2006. Included in the 2007 period was $300 thousand in charges associated with the realignment of personnel and associated severance related costs. Excluding the severance-related charges, SG&A was lower than last year due to a decline in advertising costs and bad debt reserves, and a reduction in stock based compensation expense, partially offset by increased wage and benefit related expenses.

    Operating loss for the first nine months of 2007 was $4.5 million compared with $4.3 million in the same period last year. Excluding the severance-related charge, operating loss for the year-to-date period in 2007 would have been $4.2 million.

    Net loss for the first nine months of 2007 was $3.1 million, or $0.90 per diluted share, compared with a net loss of $2.9 million, or $0.83 per diluted share, for the same period the prior year.

    Liquidity

    Cash, cash equivalents and temporary investments were $0.27 million at September 29, 2007, compared with $3.4 million at December 31, 2006 and $0.08 million at June 30, 2007.

    Capital expenditures for the first nine months were $2.0 million compared with $0.5 million for the first nine months of 2006. Capital expenditures included $0.8 million related to the DDM asset purchase. MOD-PAC now expects total capital expenditures for 2007 to be in the range of $2.5 to $3.0 million including the DDM asset purchase. Projected capital expenditures have increased in order to support anticipated print services opportunities and the associated capital equipment purchases required. Depreciation and amortization for the first nine months of 2007 was $3.6 million compared with $3.8 million for the same period in 2006.

    The Company has access to an $8.0 million committed line of credit with a commercial bank. At the end of the third quarter, $1.8 million was borrowed and an additional $0.25 million was in use through standby letters of credit. The Company believes that cash, cash equivalents and the line of credit are sufficient to meet requirements in 2007.

    The lower cash, cash equivalents and temporary investments, along with the increase in debt under the line of credit, were primarily the result of higher working capital requirements, capital expenditures including the acquisition of DDM assets and negative Adjusted EBITDA.

    There were no share repurchases by the Company during the first nine months of 2007. MOD-PAC has authorization to repurchase 100,885 shares.

    Outlook

    Mr. Keane noted, "Our priorities continue to be to develop sales across our product lines and manage our costs as we continue through our transition to fill our available capacity. We are working to identify additional folding carton and print services opportunities where we can leverage our scale, economies and short-run print capabilities while we identify areas where we can improve our cost discipline."

    Webcast and Conference Call

    The release of the financial results will be followed today by a company-hosted teleconference at 1:00 pm ET. During the teleconference, Daniel
G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

    The MOD-PAC conference call can be accessed the following ways:

    -- The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

    -- The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 258593 approximately 5 - 10 minutes prior to the call.

    The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 258593 and account number 3055. The telephonic replay will be available through Monday, November 12, 2007 at 11:59 p.m. ET.

    ABOUT MOD-PAC CORP.

    MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand, full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations. With its recent asset acquisition, MOD-PAC has added data management and large volume direct mail and postal services to its service capabilities.

    MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC's strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

    Additional information on MOD-PAC can be found at its website: http://www.modpac.com

    Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

                                  MOD-PAC CORP.
                       CONSOLIDATED INCOME STATEMENT DATA
----------------------------------------------------------------------
                                   (unaudited)

(in thousands except per share data)
                           Three months ended     Nine months ended
                          9/29/2007  9/30/2006   9/29/2007  9/30/2006
                         ---------------------- ----------------------
Revenue
   Product sales         $   12,941 $   11,326  $   34,849 $   33,559
   Rent                         141        143         398        416
                         ---------------------- ----------------------
Total revenue                13,082     11,469      35,247     33,975
Cost of products sold        12,017     10,183      32,307     31,088
                         ---------------------- ----------------------
Gross profit             $    1,065 $    1,286  $    2,940 $    2,887
   Gross profit margin          8.1%      11.2%        8.3%       8.5%
Selling, general and
 administrative expense  $    2,536 $    2,317  $    7,411 $    7,221
                         ---------------------- ----------------------
Loss from operations     $   (1,471)$   (1,031) $   (4,471)$   (4,334)
   Operating profit
    margin                    -11.2%      -9.0%      -12.7%     -12.8%
Interest expense         $       94 $       54  $      130 $       89
Other (expense) income           37        (10)         11        (58)
Income tax benefit             (531)      (358)     (1,521)    (1,495)
                         ---------------------- ----------------------
Net loss                 $   (1,071)$     (717) $   (3,091)$   (2,870)
                         ====================== ======================

Basic loss per share:    $    (0.31)$    (0.21) $    (0.90)$    (0.83)
Diluted loss per share:  $    (0.31)$    (0.21) $    (0.90)$    (0.83)

Weighted average diluted
 shares outstanding           3,450      3,443       3,450      3,441

                                  MOD-PAC CORP.
                             PRODUCT LINE SALES DATA
                                   (unaudited)

($, in thousands)


                                        Three Months Ended
                                        9/29/2007  9/30/2006 % change
                                       -------------------------------
FOLDING CARTONS
Custom Folding Cartons                 $    8,346 $    7,260     15.0%
Stock Box                                   2,548      2,449      4.0%
                                       -------------------------------
  Folding Cartons Subtotal                 10,894      9,709     12.2%

PRINT SERVICES
Commercial Printing                           867        430    101.6%
Personalized Printing                       1,180      1,187     -0.6%
                                       -------------------------------
  Print Services Subtotal                   2,047      1,617     26.6%

                                       -------------------------------
Total Product Sales                    $   12,941 $   11,326     14.3%
                                       ===============================


                                                                  2007
                                Nine Months Ended                 YTD
                                                                 % of
                                9/29/2007  9/30/2006  % change   Total
                                ------------------------------- ------
FOLDING CARTONS
Custom Folding Cartons          $   22,031 $   21,877      0.7%  63.2%
Stock Box                            6,995      6,954      0.6%  20.1%
                                ------------------------------- ------
  Folding Cartons Subtotal          29,026     28,831      0.7%  83.3%

PRINT SERVICES
Commercial Printing                  2,171        967    124.5%   6.2%
Personalized Printing                3,652      3,761     -2.9%  10.5%
                                ------------------------------- ------
  Print Services Subtotal            5,823      4,728     23.2%  16.7%

                                ------------------------------- ------
Total Product Sales             $   34,849 $   33,559      3.8% 100.0%
                                =============================== ======

                                  MOD-PAC CORP.
                         CONSOLIDATED BALANCE SHEET DATA
----------------------------------------------------------------------

(in thousands)
                                             9/29/2007     12/31/2006
                                            (unaudited)
                                           ---------------------------
ASSETS:
---------------------------------------
Cash and cash equivalents                   $       265    $    2,444
Temporary investments                                 -         1,000
Trade accounts receivable:
  Customers                                       5,880         4,078
  Allowance for doubtful accounts                  (101)          (74)
                                           ---------------------------
Net trade accounts receivable                     5,779         4,004
Inventories:
  Finished goods                                  2,433         1,556
  Work in progress                                  188           136
  Raw materials                                   1,690         1,543
                                           ---------------------------
                                                  4,311         3,235
Refundable income taxes                               -           685
Prepaid expenses                                    344           449
                                           ---------------------------
  Total current assets                           10,699        11,817

Property, plant and equipment, at cost           67,180        65,391
  Less accumulated depreciation and
   amortization                                 (43,178)      (39,654)
                                           ---------------------------
    Net property, plant and equipment            24,002        25,737
Other assets                                      1,620         1,452
                                           ---------------------------
  Total assets                              $    36,321    $   39,006
                                           ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY:
---------------------------------------
Current maturities of long-term debt        $        19    $       37
Accounts payable                                  3,958         3,872
Accrued expenses                                  1,017         1,048
Income taxes payable                                 56             -
                                           ---------------------------
  Total current liabilities                       5,050         4,957

Line of credit                                    1,800             -
Long-term debt                                    1,917         1,931
Other liabilities                                    27            31
Deferred income taxes                               782         2,426
Shareholders' equity                             26,745        29,661
                                           ---------------------------
  Total liabilities and shareholders'
   equity                                   $    36,321    $   39,006
                                           ===========================

                                  MOD-PAC CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------
                                   (unaudited)
(in thousands)
                                                 Nine Months Ended
                                                9/29/2007    9/30/2006
                                             -------------------------
Cash Flows from Operating Activities:
  Net loss                                    $   (3,091) $    (2,870)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
   Depreciation and amortization                   3,645        3,792
   Provision for doubtful accounts                    33          114
   Stock option compensation expense                 166          319
   Deferred income taxes                          (1,524)        (863)
   Loss on disposal of assets                         59            -
   Cash flow from change in operating assets
    and liabilities:
   Accounts receivables                           (1,808)        (465)
   Inventories                                    (1,076)        (224)
   Prepaid expenses                                  105           10
         Other liabilities                            (4)        (397)
   Accounts payable                                   86          (50)
   Refundable or payable income taxes                621          624
   Accrued expenses                                  (31)        (809)
                                             -------------------------
  Net cash used in operating activities       $   (2,819) $      (819)
                                             -------------------------

Cash Flows from Investing Activities
  Proceeds from sale of assets                $       52  $         -
  Sale of temporary investments                    1,000        1,700
  Change in other assets                             (30)         (44)
  Capital expenditures                            (1,171)        (525)
  Acquisition of DDM assets                         (947)           -
                                             -------------------------
  Net cash (used in) provided by investing
   activities                                 $   (1,096) $     1,131
                                             -------------------------

Cash Flows from Financing Activities
  Principal payments on long-term debt and
   capital lease                              $      (32) $       (65)
  Increase in line of credit                       1,800            -
  Proceeds from issuance of stock                      7           46
  Deferred financing fees                     $      (40) $         -
                                             -------------------------
  Net cash (used in) provided by financing
   activities                                 $    1,736  $       (19)
                                             -------------------------

Net (decrease) increase in cash and cash
 equivalents                                      (2,179)         293

Cash and cash equivalents at beginning of
 year                                              2,444        1,178
                                             -------------------------
Cash and cash equivalents at end of period    $      265  $     1,471
                                             =========================

                                  MOD-PAC CORP.
  Reconciliation between GAAP Net (Loss) Income and Adjusted EBITDA


(in thousands)              Three Months Ended     Nine Months Ended
                          9/29/2007   9/30/2006  9/29/2007  9/30/2006
                          ---------- ----------- ---------- ----------

GAAP Net Loss               ($1,071)      ($717)   ($3,091)   ($2,870)


Interest                         94          54        130         89
Taxes                          (531)       (358)    (1,521)    (1,495)
Depreciation and
 amortization                 1,185       1,211      3,645      3,792
Stock-based compensation         37          35        166        319

------------------------------------------------ ---------------------
Adjusted EBITDA               ($286) $      225      ($671)     ($165)
================================================ =====================

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, and non-cash option expense.

    CONTACT: Kei Advisors LLC
             Deborah K. Pawlowski, 716-843-3908
             Dpawlowski@keiadvisors.com